Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                  Exhibit 10.21


                            MASTER SERVICES AGREEMENT

         This Master Services Agreement ("Agreement") is made on this 25 day of February, 2003, between Idenix Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 125 Cambridge Park Drive, 3rd Floor, Cambridge, Massachusetts 02140, on behalf of itself and its affiliates (hereinafter "Sponsor"), and Quintiles, Inc., a North Carolina corporation having its principal place of business at 5927 South Miami Boulevard, Morrisville, North Carolina 27560-8396 (hereinafter "Quintiles"). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

                                    RECITALS:

         A. Sponsor is in the business of discovering, developing, manufacturing and/or commercializing pharmaceutical products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

         B. Sponsor and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Quintiles from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

                                   AGREEMENT:

1.0      SCOPE OF THE AGREEMENT; WORK ORDERS; NATURE OF SERVICES.

         (a) Scope of Agreement. As a "master" form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1.0 (b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles' corporate affiliates (as provided in Section 17) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

         (b) Work Orders. The specific details of each project under this Agreement (each "Project") shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a "Work Order"). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, budget and payment schedule, and other relevant terms. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a


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                  specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

         (c) Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Sponsor and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the "Services"). Quintiles and Sponsor, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor. The Transfer of Obligations Form will be filed with the Food and Drug Administration ("FDA") by Sponsor where appropriate, or as required by law or regulation.

         (d) Existing Agreement. The parties expressly acknowledge that the Sponsor has executed a Master Services Agreement with Quintiles Scotland Ltd, dated as of May 27, 1999, and that such Master Services Agreement remains in full force and effect and shall not be terminated, superceded, amended or otherwise affected by this Agreement.

2.0 PAYMENT OF FEES AND EXPENSES. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. The aggregate fees and expenses payable by Sponsor to Quintiles for any Work Order shall not exceed the total fees and expenses included in the applicable budget and payment schedule for such Work Order, unless otherwise authorized in advance by Sponsor. Pass-through expenses for any Work Order [**] pass-through expenses in the applicable budget and payment schedule [**} by Sponsor. Sponsor agrees that the budget and payment schedule for each Work Order will be structured in an effort to maintain cash neutrality for Quintiles (with respect to the payment of professional fees, pass-through costs and otherwise). Sponsor agrees that, upon request by Quintiles, it will make an up-front payment (the "Prepayment Amount".) The Prepayment Amount will be mutually agreed upon by the parties on a Project-by-Project basis. Unless otherwise agreed in a particular Work Order, the Prepayment Amount will be credited against amounts otherwise owed by Sponsor on the final invoice relating to such Work Order. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs incurred in performing the Services, and shall provide a standard expense statement substantiating all such expenses and pass-through costs with each invoice; and, (b) Sponsor shall pay each invoice within thirty (30) days of the date of Sponsor's receipt of the invoice. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Quintiles may assess interest in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all


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         undisputed amounts owing hereunder and not paid within [**] days of the
         Sponsor's receipt of the invoice.

3.0 TERM. This Agreement shall commence on the date it has been signed by all parties and indicated in the first paragraph of this Agreement and shall continue for a period of five (5) years, or until terminated by either party in accordance with Section 16 below. The Agreement will automatically renew each year thereafter for a period of one year, unless terminated in accordance with Section 16 below.

4.0 CHANGE ORDERS. Any material change in the scope of a Work Order or the stated assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines. After discussion with and approval of Sponsor, Quintiles shall generate a written amendment to the Work Order (a "Change Order"). A sample Change Order form is attached hereto as Exhibit C. Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Quintiles reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to the final terms of and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.

5.0 CONFIDENTIALITY. It is understood that during the course of this Agreement, Quintiles and employees, officers, directors, agents and representatives (collectively "Representatives") of Quintiles may be exposed to material, data and information that are confidential and proprietary to Sponsor. All such data and information, including but not limited to any protocol, investigator brochure, clinical trial data, chemical compounds, study drugs, materials, trade secrets, intellectual property and other assets, know-how, processes, technical, scientific, financial or business information of any kind, whether in written, oral, electronic, magnetic, optical, tangible or intangible form (hereinafter "Sponsor Confidential Information"), made available, disclosed, or otherwise made known to or generated by Quintiles and its Representatives as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles' operations, methods, and pricing and all Quintiles' Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Sponsor Confidential Information, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its Representatives only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Except as may


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

         be-required by-law, each party agrees that it will not disclose the terms of this Agreement including but not limited to the budget and payment schedule of any Work Order to any third party without the written consent of the other party, which shall not unreasonably be withheld; provided however, that Sponsor may disclose the portion of this Agreement to its affiliates, agents, representatives (not competitors of Quintiles) or its licensing partners who have a need to know and who are bound by the obligations of confidentiality and use similar to those set forth in this Section 5.0. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the completion or termination of the applicable Work Order.

         The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;
         (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed, provided however that, to the extent practicable, the receiving party shall provide prior notice of such disclosure to the disclosing party and take all practicable reasonable and lawful actions to cooperate with the disclosing party in connection with the disclosing party's efforts to avoid and /or minimize the extent of such disclosure.

6.0 OWNERSHIP AND INVENTIONS. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any discoveries, developments, improvements or inventions, whether or not patentable that may evolve from the Sponsor Confidential Information, the data and information described above, and/or be conceived and/or reduced to practice and/or evolve within the scope of and as the result of services performed by Quintiles under this Agreement (collectively "Inventions"), shall belong to Sponsor. Quintiles agrees to promptly disclose all such Inventions to Sponsor, to assign all of its rights, title and interest, and to cause its Representatives to execute such assignments, in all such Inventions and/or related patents to Sponsor. Quintiles further agrees to use reasonable efforts to assist Sponsor, at Sponsor's cost and expense, to file patent applications or to obtain other intellectual property protection on such Inventions. Notwithstanding the foregoing, Sponsor acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively "Quintiles' Property"). Sponsor and Quintiles agree that any Quintiles' Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

7.0 RECORDS AND MATERIALS. At the completion of the Services by Quintiles, or upon termination of this Agreement and/or any Work Order(s), all Sponsor Confidential Information, study drugs, materials, information and all other data owned by Sponsor,


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

         regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Sponsor's written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

8.0 INDEPENDENT CONTRACTOR RELATIONSHIP. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority [**] the parties will include [**] to the extent, and under the terms, set forth [**].

9.0 REGULATORY COMPLIANCE; INSPECTIONS. Quintiles certifies and represents that its Services will be conducted in compliance with this Agreement, each applicable Work Order, the Protocol, Sponsor's written instructions provided to and agreed to by Quintiles, and all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, the applicable laws, rules and regulations of each country in which Services will be conducted, International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Guidelines ("ICH Guidelines"), Good Clinical Practice ("GCP"), and with the standard of care customary in the contract research organization industry. Regarding the FDA's electronic records and signatures regulation, 21 CFR Part 11 ("Part 11"), Quintiles has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. Quintiles, however, is not responsible for the compliance or noncompliance of applications or systems used by third parties (including, but not limited to, investigative sites or third party laboratories) unless such applications or systems are owned by Quintiles. Quintiles' standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Order. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred, or is currently under investigation, to perform any Services under this Agreement. Sponsor


Idenix Quiniles MSA                    5                            CONFIDENTIAL
         represents and certifies that it will not knowingly require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

         Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any Study or Project of Sponsor in which Quintiles is providing Services, including, but not limited to, inspections of investigational sites or laboratories. Quintiles shall forward to Sponsor copies of any correspondence from any regulatory or governmental agency relating to such a Study or Project, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the Sponsor. Sponsor shall forward to Quintiles copies of any non-routine correspondence from any regulatory or governmental agency relating to such a Study or Project that is relevant to, involves or affects Quintiles' Services. Each party shall obtain the written consent of the other party, which will not be unreasonably withheld, before referring to the other party or its affiliates in any regulatory correspondence related to an investigation or other non-routine inquiry by such regulatory authority, but written consent will not be required if the party has not responded within five (5) business days of receipt of the requesting party's request for consent. Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

         Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of Sponsor in which Quintiles is providing Services, it will not disclose the Confidential Information, or any other information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not unreasonably be withheld.

         During the term of this Agreement, Quintiles will permit Sponsor's representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Services are being conducted in accordance with the Work Order and that the facilities are adequate. All information disclosed, revealed to or ascertained by Sponsor in connection with any such audit or examination or in connection with any correspondence between Quintiles and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Confidential Information for purposes of this Agreement. Quintiles shall bear the costs and expenses incurred by Quintiles in connection with: (a) one audit inspection or investigation per Project and for any audit; (b) an inspection or investigation that results solely from the wrongdoing of Quintiles; or (c) in the event that a governmental authority performs a general audit of Quintiles. Sponsor shall bear the reasonable costs and expenses of all other audits, inspections and investigations related to the Project


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         initiated or requested by Sponsor, or initiated by a governmental authority for a Project of Sponsor.

10.0 RELATIONSHIP WITH INVESTIGATORS. If a particular Work Order obligates Quintiles to contract with investigators or investigative sites (collectively, "Investigators") then Quintiles will use a form of Clinical Trial Agreement ("CTA") form acceptable to both parties. If an Investigator insists upon any material changes to any provisions of the CTA, then Quintiles shall submit the proposed material change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within ten (10) working days of receipt of such proposed material changes. If the standard CTA form, or any changes to the standard CTA form approved by Sponsor, differ from the terms of this Agreement or a Work Order (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for making any such approved changes to the CTA. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment. Quintiles' responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement, the applicable Work Order, and the CTA.

         If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. Payments for Investigators' services are pass-through payments to third parties and are separate from payments for Quintiles' Services. Such pass-through payments for Investigators' services shall be made by Sponsor to Quintiles in advance in accordance with the applicable budget and payment schedule for the specific Work Order. Sponsor acknowledges and agrees that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor, and that Sponsor will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

11.0 CONFLICT OF AGREEMENTS. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles in any study or Project without the written consent of Quintiles, which will not be unreasonably withheld.

12.0 PUBLICATION. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of Sponsor. Neither party will use the other party's name in connection with any press release or marketing materials, without the other party's prior written consent.

13.0 REMEDIES. In addition to any other remedies available to the parties hereto, each party shall be entitled to seek equitable relief, including injunctions and specific performance,


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         in the event of a breach of the provisions of this Agreement. Neither party shall be entitled to, nor shall the other party, its affiliates or any of the other party's or its affiliates' directors, officers, employees, subcontractors or agents have any liability for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement, any Work Order, or the Services performed hereunder. Except in circumstances involving [**], in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) [**] or its affiliates, or [**] or its affiliates' directors, officers, employees, subcontractors and agents, under this Agreement or any Work Order hereunder [**] under the applicable Work Order from which such liability arose.

14.0     INDEMNIFICATION.
         (a) Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a "Quintiles Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively "Losses"), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

         (b) Quintiles shall indemnify, defend and hold harmless Sponsor and its affiliates, and its and their directors, officers, employees and agents (each, a "Sponsor Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively "Losses"), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein to the extent such Losses are determined to arise from the negligence or intentional misconduct of a Quintiles Indemnified party.

15.0 INDEMNIFICATION PROCEDURE. The Indemnified Party shall give the Indemnifying Party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the Indemnifying Party and its legal representatives in the investigation of any matter the subject of indemnification. The Indemnifying Party shall be entitled at its option to control the defense and settlement of any claim on which it may be liable, provided the Indemnifying Party acts reasonably and in good faith with respect to all matters relating to the settlement and disposition of the claim to the extent such disposition or settlement relates to the Indemnified Party. The Indemnified Party shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by the Indemnification provisions herein. The Indemnified Party's breach of any obligation hereunder will not relieve the Indemnifying Party's obligations


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         hereunder unless the Indemnifying Party is materially adversely affected by the acts or omissions of the Indemnified Party

16.0     TERMINATION.
         (a) Sponsor or Quintiles may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on sixty
         (60) day's prior written notice to Quintiles or Sponsor, as appropriate.

         (b) Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days' written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement.

         (c) If either party reasonably determines, that its continued performance of the Services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory or scientific standards of integrity, then either party may terminate the applicable Work Order(s) by giving written notice stating the Work Order(s) being terminated and the effective date (which may be less than thirty days from the notice date) of such termination.

         (d) Sponsor may terminate this Agreement or any Work Order immediately by written notice, in the event that (i) authorization and approval to perform a study in the United States is withdrawn by the FDA; (ii) animal, human or in vitro test results, in the reasonable determination of Sponsor, necessitate immediate termination of a study; or (iii) the emergence of adverse events with a study drug or compound administered in a study are of such magnitude or significance that, in the reasonable determination of Sponsor, necessitate immediate termination.

         (e) Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

         (f) Upon any notice of termination, the parties shall promptly meet to discuss and coordinate the Services to be completed during the termination notice period ("Termination Services"). Quintiles shall perform such Termination Services as are reasonably necessary to either sustain the Studies underway pursuant to the applicable Work Order(s), or to accomplish an orderly wind-down of the Services, as Sponsor may direct. Quintiles agrees to take all commercially reasonable steps to minimize the costs and expenses it may incur as a result of termination.

         (g) Sponsor shall pay Quintiles for all Services actually performed in accordance with this Agreement and any applicable Work Order and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all completed units or milestones and all non-cancelable costs incurred prior to notice of termination. In the event that termination is by Sponsor for cause, or as a result of material breach by


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         Quintiles, Sponsor may deduct from its payment obligations, amounts directly related to damages suffered by Sponsor as a result of the for cause termination. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay Quintiles' standard fees for actual work performed toward those incomplete units or milestones up to the date of notice of termination, provided however that such payments for standard fees shall not exceed the payment that would have been due for a completed unit or milestone. Sponsor shall pay for all Termination Services actually performed during the termination notice period, upon receipt of an itemized statement from Quintiles, in accordance with Quintiles' standard fees and daily billing rates as specified in an attachment to each applicable Work Order, or as otherwise agreed by the parties, as well as reasonable expenses and pass-through costs necessary to complete activities associated with the termination of affected Work Orders, including the fulfillment of any regulatory requirements. If the total amounts pre-paid by Sponsor under any terminated Work Order exceed the amounts due and owing Quintiles for Services and Termination Services, Quintiles shall refund to Sponsor all such excess amounts within forty-five (45) days of the last day of the termination notice period.

         In addition, if the termination of any Work Order is by Sponsor pursuant to Section 16.0 (a) herein, or by Quintiles pursuant to
         Section 16.0 (b) herein, and [**] the Work Order [**], then Sponsor shall [**] associated with Termination Services, [**] as if the Project had continued on the timeline until Quintiles' personnel are re-assigned, but no longer than for a period of sixty (60) days from the date of notification of termination, to cover Quintiles' costs associated with early termination (on the basis that Quintiles shall have a duty to mitigate or minimize its losses).

17.0 RELATIONSHIP WITH AFFILIATES. Quintiles may use the Services of its corporate affiliates to fulfill Quintiles' obligations under this Agreement and any Work Order, provided they are included in the Work Order or Quintiles obtains Sponsor's prior written approval. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement or any Work Order, and entitled to all rights and protections afforded Quintiles under this Agreement and any Work Order. Quintiles agrees that Sponsor's affiliates may use the services of Quintiles (and its affiliates) under this Agreement. In such event, to the extent that Sponsor's affiliates elect to use the services of Quintiles in connection with a Project, such Sponsor's affiliates shall be bound by all the terms and conditions of this Agreement and the Project-related Work Order and entitled to all rights and protections afforded Sponsor under this Agreement and the Project-related Work Order. Any such affiliate of Sponsor or Quintiles may execute a Work Order directly. The term "affiliate" shall mean all entities controlling, controlled by or under common control with Sponsor or Quintiles, as the case may be. The term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.


Idenix Quiniles MSA                    10                           CONFIDENTIAL

18.0 COOPERATION; SPONSOR DELAYS; DISCLOSURE OF HAZARDS. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor's possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from Sponsor's failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations. If Sponsor delays a Project from its agreed starting date or suspends performance of a Project for a period longer than 10 working days, then, upon written notice from Quintiles of the delay or suspension, and at Sponsor's sole discretion, either: a) Sponsor will pay the standard daily rate of the Quintiles' personnel assigned to the Project and selected by Sponsor for retention on the Project, based on the percentage of their time allocated to the Project, for the period of the delay beginning on the eleventh working day, in order to keep the current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the reasonable costs, if any, of re-training new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses reasonably incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

19.0 FORCE MAJEURE. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, severe inclement weather or other reason or cause beyond that party's control, then performance of such act shall be excused for the period of such delay, and the payment obligations set forth in Section 18.0 shall not accrue.

20.0 NOTICES AND DELIVERIES. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally, on the next business day if sent by confirmed facsimile or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

         If to Quintiles:                         If to Sponsor:

         Quintiles, Inc.                          Idenix Pharmaceuticals, Inc.
         5927 South Miami Boulevard               125 CambridgePark Drive
         Morrisville, North Carolina 27560-8396   Cambridge, MA 02140
         Attention: Michael P. Arlotto, Ph.D.     Attention: Deborah Lloyd
         Senior Vice President                    Associate Director, Clinical Operations
         Facsimile:                               Facsimile: (617) 250-3101


Idenix Quiniles MSA                    11                           CONFIDENTIAL

         With a copy to:

         Quintiles Transnational Legal Department       Idenix Pharmaceuticals, Inc.
         P.O. Box 13979                                 125 CambridgePark Drive
         Research Triangle Park, North Carolina         Cambridge, MA 02140
         27709-3979                                     Attention: Andrea J. Corcoran
         Attention: John Russell                        Sr. V.P., Legal & Administration

         If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers.

21.0 INSURANCE. During the term of this Master Agreement, and for two (2) years thereafter, to cover its obligations hereunder, each party shall maintain insurance coverage as follows: 1) Professional Liability for Quintiles and Product Liability for Sponsor in amounts of at least US$[**]. The insured shall provide the other party with at least thirty
         (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.

22.0 FOREIGN CURRENCY EXCHANGE. For all Work Orders in which Quintiles will earn fees or incur expenses in excess of one million U.S. Dollars in a currency differing from the invoice and payment currency, a foreign currency exchange provision will be included in the Work Order.

23.0 INFLATION ADJUSTMENTS. Where services in a Work Order are provided by Quintiles over multiple calendar years, Quintiles may increase its fees at the beginning of each calendar year to reflect increases in Quintiles' business costs on a prospective basis only. Quintiles' overall costs may be increased for the next twelve (12) month period using the actual percentage change in the wages/earnings survey as published in the Economist (or as reported at www.economist.com) or the equivalent inflation index for each country where Services are performed, over the preceding twelve (12) month period.

24.0 BINDING AGREEMENT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assigns. Either party ("Assignor") may assign any of its rights or obligations under this Agreement to any third party ("Assignee")with which it merges, affiliates or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement or any Work Order relates to the extent that Assignee has sufficient assets and capital to reasonably satisfy Assignor's obligations under this Agreement or any Work Order.

25.0 WAIVER AND ENFORCEABILITY. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in


Idenix Quiniles MSA                    12                           CONFIDENTIAL
         conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

26.0 SURVIVAL. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

27.0 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement. Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the dispute is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.

28.0 ENTIRE AGREEMENT, HEADINGS AND MODIFICATION. This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions, except as provided in Section 1.0(d) herein. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

                      ACKNOWLEDGED, ACCEPTED AND AGREED TO:

QUINTILES, INC.                        INDENIX PHARMACEUTICALS, INC.

By: /s/ Michael P. Arlotto             By: /s/ Jean-Pierre Sommadossi
    ---------------------------------      -------------------------------------
               (signature)                              (signature)
Print Name: Michael P. Arlotto, Ph.D.  Print Name: Jean-Pierre Sommadossi, Ph.D.
            -------------------------              -----------------------------
Title: Senior Vice President           Title: Chief Executive Officer
       ------------------------------         ----------------------------------
Date: 2-25-2003                        Date: February 25, 2003
      -------------------------------        -----------------------------------
FEDERAL ID # 56-1323952
             ------------------------


Idenix Quiniles MSA                    13                           CONFIDENTIAL

                                    EXHIBIT A
                                SAMPLE WORK ORDER

                                   WORK ORDER

         This Work Order ("Work Order") is between ____________________ ("Sponsor") and _________________________ ("Quintiles") and relates to the Master Services Agreement dated ________________________, (the "Master Agreement"), which is incorporated by reference herein. Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

         The parties hereby agree as follows:

         1. Work Order. This document constitutes a "Work Order" under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

         2. Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the "Services") and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

                  SCOPE OF WORK                         ATTACHMENT 1
                  PROJECT BUDGET                        ATTACHMENT 2
                  TIMELINE                              ATTACHMENT 3
                  PAYMENT SCHEDULE                      ATTACHMENT 4
                  TRANSFER OF OBLIGATIONS
                  (if applicable)                       ATTACHMENT 5
                  LOCAL REPRESENTATIVE DUTIES
                  (if applicable)                       ATTACHMENT 6

         3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1, are completed, unless this Work Order is terminated in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

         4. Affiliates and Subcontractors. Quintiles may use the services of its corporate affiliates to fulfill Quintiles' obligations under this Work Order, provided below or if it obtains Sponsor's prior written consent. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors, consultants or Quintiles' affiliates that will be used by Quintiles in performing the Services are listed below:

         [Insert names of any subcontractors, consultants or Quintiles' affiliates that will be used]

         5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.


Idenix Quiniles MSA                    14                           CONFIDENTIAL

         6. Currency Exchange. [Insert currency exchange provision in all Work Orders in which Quintiles will earn fees or incur expenses in excess of one million U.S. Dollars in a currency differing from the invoice and payment currency]

         7. Inflation and Cost Adjustment. [Insert cost adjustment provision and inflation provision, if appropriate.]

                      ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[Quintiles]                             [Sponsor]

By:                                     By:
   ---------------------------------       -------------------------------------

Title:                                  Title:
      ------------------------------          ----------------------------------

Date:                                   Date:
     -------------------------------         -----------------------------------










Idenix Quiniles MSA                    15                           CONFIDENTIAL

                                    EXHIBIT B
                  SAMPLE LOCAL REPRESENTATIVE DUTIES ATTACHMENT

                                [To be provided]

                                    EXHIBIT C

                            SAMPLE CHANGE ORDER FORM

Change Order Number: _____________ Agreement No.: ______________________________

Customer:_________________________________ Quintiles Project Code: _____________

Customer Contact: ________________________

Date of Change Notification Form approval by Customer
(if applicable):________________________________________________________________

Project Name:___________________________________________________________________

Protocol Number(s):_____________________________________________________________

Description and/or date of original agreement:__________________________________

Quintiles Project Manager: _______________ Date of Change Order: _______________

Description of Change Order:



Costs Associated with Change Order:



Does this change the overall timeline?
         [ ] Yes*  [ ] No  [ ] N/A
         *If yes, revised timeline attached.

Does this change the Transfer of Obligations from Customer to Quintiles?
         [ ] Yes*  [ ] No  [ ] N/A
         *If yes, please attach revised Transfer of Obligations.

Does this change in scope necessitate a revision to the payment schedule?
         [ ] Yes*  [ ] No  [ ] N/A
         *If yes, revised payment schedule attached.

Does this change in scope necessitate a revision to any local representative designation?
         [ ] Yes*  [ ] No  [ ] N/A
         *If yes, revised local representative attachment is attached.

BUDGET SUMMARY:

--------------------------------------------------------------------------------
ITEM                           EFFECTIVE DATE              AMOUNT
--------------------------------------------------------------------------------
Original Contract
--------------------------------------------------------------------------------
Change Order No. 1
--------------------------------------------------------------------------------


Idenix Quiniles MSA                    19                           CONFIDENTIAL

--------------------------------------------------------------------------------
Change Order No. 2, etc.
--------------------------------------------------------------------------------
Total Revised Contract
--------------------------------------------------------------------------------

                      AGREED TO, ACKNOWLEDGED, AND ACCEPTED

QUINTILES, INC.                           [CUSTOMER NAME]


-------------------------------------     --------------------------------------
Signature                                 Signature

-------------------------------------     --------------------------------------
Name (print)                              Name (print)

-------------------------------------     --------------------------------------
Title                                     Title

-------------------------------------     --------------------------------------
Date                                      Date











Idenix Quiniles MSA                    20                           CONFIDENTIAL